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                                  Exhibit 11.1
             Statement of Computation of Net Income Per Common Share



(In thousands, except per share amounts)

                                  Three Months Ended
                                       June 30,
                                  -----------------
                                   1997       1996
                                  ------     ------
Primary:
     Weighted average
           shares outstanding     47,706     40,576
     Dilutive stock options        2,512      3,831
                                  ------     ------
               Total              50,218     44,407
                                  ======     ======

Fully diluted:
     Weighted average
          shares outstanding      47,706     40,576
     Dilutive stock options        2,586      3,833
                                  ------     ------
               Total              50,292     44,409
                                  ======     ======

Net income                        $7,814     $5,093

Income  per common share
     Primary:                        .16        .11
     Fully diluted:                  .16        .11

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